Exhibit 99.1

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: July 28, 2009 1:05 p.m. PDT

Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL FIRST QUARTER RESULTS

Highlights:

•	GAAP gross margin rate of 38.4 percent, up from 33.7 percent last year

•	GAAP net income of $5 million

•	$33 million in cash from operations

•	$127 million reduction (33 percent) in net debt since June 2008

SAN JOSE, Calif., July 28, 2009 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal first quarter (FQ1’10), ended June 30, 2009, was $160 million. This represented a 28 percent decline from the same period last year (FQ1’09), primarily reflecting the significantly weaker economy, a continued sales mix shift toward higher margin opportunities and lower-than-expected branded tape automation system volumes outside North America. Despite the lower revenue, Quantum increased its GAAP gross margin rate to 38.4 percent, up from 33.7 percent in FQ1’09.

The company reported GAAP net income of $5 million, or 2 cents basic earnings per share, compared to a GAAP net loss of $14 million in the same quarter last year. The $5 million profit included an $11 million net gain related to the retirement of convertible debt, as well as $9 million in amortization of intangibles, $3 million in restructuring costs and $2 million in stock-based compensation charges. The net impact of the last three items reduced basic earnings per share by two cents.

Quantum generated $33 million in cash from operations for the quarter and paid down $41 million of its senior debt.

“Although the economic environment remained challenging in the June quarter, we continued to drive further improvement in our business model, with increased year-over-year gross margin

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rates and operating margins,” said Rick Belluzzo, chairman and CEO of Quantum. “At the same time, we again showed strong cash generation and significantly improved our capital structure and flexibility. Although we are disappointed with our disk systems and software revenue performance, we are in the early phase of a significant new product cycle and are taking a number of actions to build sustained growth in this area, particularly by capitalizing on the opportunity in deduplication and replication.

“These actions include increased targeting of our large installed base of tape automation customers and better leveraging of our DXi™ product strengths, such as scalability, flexibility, and close integration with tape,” continued Belluzzo. “We will also introduce a new midrange DXi platform this calendar year that will greatly improve our NAS position and help drive increased channel business. Finally, we are currently in discussions with new, potential go-to-market partners that have become more interested in the deduplication space as a result of recent industry developments.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $105 million in FQ1’10. This represented a net decrease of $52 million from FQ1’09, primarily reflecting expected reductions in devices and media revenue as well as weaker-than-expected tape automation sales in EMEA and APAC.

Disk systems and software revenue, inclusive of related service revenue, was $19 million in the June quarter. This was down approximately $800,000 from the same quarter last year, due to a decline in branded DXi sales and overall StorNext® revenue. However, Quantum expects to grow in these areas moving forward, as it recently kicked off a broad-based new product cycle that will continue throughout the year. In just the past two months, the company has introduced:

•	The esXpress™ backup software module for Quantum’s DXi™-Series, providing a scalable and easy-to-use data protection solution for VMware environments using DXi systems.

•

The industry’s first deduplication solution (Quantum’s DXi7500) qualified with Symantec OpenStorage direct-to-tape capability, enabling users to create copies on tape in a fully automated process managed and tracked by NetBackup.

•

DXi2500-D, a high-performance, low-cost deduplication appliance for remote and branch offices optimized for replication back to a central data center. It offers 4-5x the capacity of the leading competitive alternative at the same list price.

•	Quantum Vision 3.0, a new version of Quantum backup management and reporting software that works across sites and Quantum disk and tape systems.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, July 28, 2009, at 2:00 p.m. PDT, to discuss its fiscal first quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9678 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, July 28, 2009, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo and StorNext are registered trademarks of Quantum Corporation and its affiliates. DXi is a trademark of Quantum Corporation. esXpress is a trademark of PHD Virtual Technologies, Inc. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to actions we are taking to build sustained growth in the disk systems and software area; our plans to introduce a new midrange DXi platform; discussions we are having with new, potential go-to-market partners; and our expectation of growth in the disk systems and software areas moving forward are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, the consequences of the continued U.S. and global financial crisis and the accompanying worldwide recession, uncertainty regarding information technology spending and the corresponding uncertainty in the demand for our products and services, our ability to achieve anticipated pricing, cost and gross margin levels, the successful execution of our strategy to expand our businesses into new directions, and our ability to comply with NYSE continued listing requirement to the satisfaction of the NYSE. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2009. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)
Revenue:
Product	$105,224	$157,584
Service	38,902	42,257
Royalty	16,214	21,950

Total revenue	160,340	221,791
Cost of revenue:
Product	72,086	115,003
Service	26,611	31,949

Total cost of revenue	98,697	146,952

Gross margin	61,643	74,839
Operating expenses:
Research and development	16,532	18,990
Sales and marketing	27,293	40,037
General and administrative	14,505	22,025
Restructuring charges (benefit)	3,110	(50)

	61,440	81,002

Income (loss) from operations	203	(6,163)

Interest income and other, net	4	1,482
Interest expense	(5,651)	(8,775)
Gain on debt extinguishment, net of costs	11,290	—

Income (loss) before income taxes	5,846	(13,456)
Income tax provision	838	882

Net income (loss)	$5,008	$(14,338)

Net income (loss) per share:
Basic	$0.02	$(0.07)
Diluted	(0.02)	(0.07)

Income (loss) for purposes of computing net income (loss) per share:
Basic	$5,008	$(14,338)
Diluted	(5,592)	(14,338)

Weighted average common and common equivalent shares:
Basic	210,257	206,915
Diluted	226,522	206,915

Included in the above Statements of Operations:

	Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)
Amortization of intangibles:
Cost of revenue	5,475	6,918
Research and development	100	100
Sales and marketing	3,394	4,131
General and administrative	25	25

	8,994	11,174
Share-based compensation:
Cost of revenue	300	355
Research and development	638	765
Sales and marketing	458	741
General and administrative	742	833

	2,138	2,694

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2009	March 31, 2009
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$77,915	$87,305
Accounts receivable, net	88,509	107,851
Manufacturing inventories	55,792	61,237
Service parts inventories	59,420	63,029
Deferred income taxes	9,897	9,935
Other current assets	28,965	24,745

Total current assets	320,498	354,102
Long-term assets:
Property and equipment, less accumulated depreciation	27,241	28,553
Purchased technology, less accumulated amortization	43,573	49,148
Other intangible assets, less accumulated amortization	56,669	60,088
Goodwill	46,770	46,770
Other long-term assets	11,082	10,708

Total long-term assets	185,335	195,267

	$505,833	$549,369

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$50,887	$45,182
Accrued warranty	10,608	11,152
Deferred revenue, current	90,973	84,079
Current portion of long-term debt	2,085	4,000
Accrued restructuring charges	4,667	4,681
Accrued compensation	23,794	27,334
Income taxes payable	3,172	4,752
Other accrued liabilities	29,782	34,550

Total current liabilities	215,968	215,730
Long-term liabilities:
Deferred revenue, long-term	30,267	32,082
Deferred income taxes	10,999	11,190
Long-term debt	280,811	244,000
Convertible subordinated debt	72,819	160,000
Other long-term liabilities	7,035	6,326

Total long-term liabilities	401,931	453,598
Stockholders’ deficit	(112,066)	(119,959)

	$505,833	$549,369

*	Derived from the March 31, 2009 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$5,008	$(14,338)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,288	4,508
Amortization	9,840	11,866
Service parts lower of cost or market adjustment	3,026	4,385
Gain on debt extinguishment	(13,077)	—
Deferred income taxes	(153)	(20)
Share-based compensation	2,138	2,694
Change in assets and liabilities:
Accounts receivable	19,342	33,534
Manufacturing inventories	4,183	(4,973)
Service parts inventories	1,845	(484)
Accounts payable	5,705	(10,289)
Accrued warranty	(544)	(1,343)
Deferred revenue	5,079	(1,255)
Accrued restructuring charges	(14)	(493)
Accrued compensation	(3,540)	(1,434)
Income taxes payable	(1,580)	(321)
Other assets and liabilities	(7,210)	3,477

Net cash provided by operating activities	33,336	25,514

Cash flows from investing activities:
Purchases of property and equipment	(1,916)	(1,704)

Net cash used in investing activities	(1,916)	(1,704)

Cash flows from financing activities:
Borrowings of long-term debt, net	73,872	—
Repayments of long-term debt	(40,521)	(50,000)
Repayments of convertible subordinated debt	(74,104)	—
Payment of taxes due upon vesting of restricted stock	(57)	(9)
Proceeds from issuance of common stock	—	42

Net cash used in financing activities	(40,810)	(49,967)

Net decrease in cash and cash equivalents	(9,390)	(26,157)
Cash and cash equivalents at beginning of period	87,305	93,643

Cash and cash equivalents at end of period	$77,915	$67,486

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